FIRST AMENDMENT TO NON-COMPETE, NON-SOLICITATION AGREEMENT

This First Amendment to the Non-Compete, Non-Solicitation Agreement (the “First Amendment”) is made and is effective as of August 26, 2009, by and between Joanne Funari (“Funari”) and Heritage Oaks Bancorp (“Bancorp”), a California corporation and registered bank holding company of its wholly-owned subsidiary, Heritage Oaks Bank (“Bank”).  Bancorp, Bank and any other division of either Bancorp or the Bank shall be referred to herein as the “Company.”

RECITALS

This First Amendment is made with regard to the following facts:

A.
Funari is currently employed by the Bank as the Executive Vice President of the Bank and the President of Business First Bank, a division of the Bank, pursuant to that certain Employment Agreement dated as of May 29, 2007 by and between the Bank and the Funari (the “Employment Agreement”).

B.	Bancorp and Funari are parties to that certain Non-Compete, Non-Solicitation Agreement dated as of May 29, 2007 (the “Agreement”).

C.	Funari has requested certain changes to the Agreement that the Company is willing to make on the terms and conditions set forth herein.

D.	The Parties desire to amend the terms of the Agreement in the manner as set forth herein.

TERMS

In consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

20.	Section 1(g) will be added to the Agreement and shall read as follows:

(g) Termination Other Than For Cause. Funari shall be released from the covenant in Section 1(a), above, and such covenant shall be of no further force or effect, if the Company terminates Funari’s employment other than for “Cause.”  For this purpose, the term “Cause” means (i) Funari’s failing to perform her duties and obligations as an employee of the Company and failing to cure such breach within 15 days following delivery to Funari of written notice specifying in reasonable detail the failures to perform; (ii) Funari’s engaging in either grossly negligent conduct or willful misconduct in connection with the performance of her duties as an employee of the Company; (iii) the conviction of Funari for any crime which constitutes a felony (other than a vehicular violation not involving theft or fraud) in the jurisdiction in which committed and which involves an act of theft or fraud, or the entry by Funari of a plea of guilty or nolo contendre to such a felony in any jurisdiction; (iv) any violation by Funari of her fiduciary duty to the Company which has the effect of unlawfully converting for Funari’s own personal benefit, any material property or prospect of the Company;  (v) the repeated consumption of alcohol or drugs in a manner that materially impairs Funari’s abilities to perform her duties under this Agreement; (vi) Executive’s personal dishonesty; (vii) Executive engages, or is alleged to have engaged, in activity which, in the opinion of the Board or the Bank’s Chief Executive Officer, could materially adversely affect the Bank’s reputation in the community or which evidences the lack of Funari’s fitness or ability to perform Funari’s duties as determined by the Board or the Bank’s Chief Executive Officer, as the case may be, in good faith, after Funari has been given written warning specifically advising her that she has engaged in such activity, and after Funari has been given a reasonable time period (not to exceed 15 days) after such warning to provide assurance to the Board or the Bank of her continuing fitness and ability to perform her duties; or (vii) Funari’s material breach of any provision of this Agreement.

21.	Section 1(h) will be added to the Agreement and shall read as follows:

Resignation for Good Reason.    Funari shall be released from the covenant in Section 1(a), above, and such covenant shall be of no further force or effect, if (a) Funari delivers to the Company written notice specifying in reasonable detail, the circumstances constituting “Good Reason” and confirming her intent to resign for “Good Reason,” (b) the Company fails to correct the circumstances constituting “Good Reason” within fourteen (14) days following the delivery of the notice, and (c) Funari thereafter resigns within seven (7) days following expiration of that 14-day period.  For this purpose, the term “Good Reason” means and shall exist only if the Company, without prior written consent of Funari, (i) reduces, by more than ten percent (10%), Funari’s base salary or any bonus compensation applicable to her as in effect prior to such reduction other than as part of a Company-wide reduction in compensation expenses that similarly affects all other senior members of management at and above Funari’s pay grade or as required by the United States Department of Treasury for the purpose of compliance with the restrictions on executive compensation as set forth by the Capital Purchase Program as authorized under the Troubled Asset Relief Program, and those laws and/or amendments thereto that modify the terms thereof, (ii) deprives Funari of the title of Executive Vice President of Heritage Oaks Bank and President of Business First Bank, a division of Heritage Oaks Bank or materially diminishes the authority delegated to Funari in her capacity as a member of the Executive Committee of Heritage Oaks Bank and as President of Business First Bank, a division of Heritage Oaks Bank, (iii) requires Funari to relocate her principal place of business outside of Santa Barbara County,(iv) a failure by the Company to maintain any of the Executive benefits and perks to which Funari was entitled at a level substantially equal to or greater than the value of those benefits and perks in effect immediately prior to such change in benefits or perks; or the taking of any action by the Company which would materially affect Funari’s participation in or reduce Funari’s benefits under any such benefits or ‘perks’ plans, programs or policies, or deprive Funari of any material fringe benefits enjoyed by her immediately prior to any such action, (v) any purported Termination of Funari’s employment by the Company other than those effected in good faith pursuant to Sections 7(a) and 7(b) of the Employment Agreement, (vi) the failure of the Company to obtain the assumption of the Employment Agreement by any successor or (vii) receipt by Funari of a Notice of Non-Renewal per the Employment Agreement.

22.	The following paragraph will be added to Section 3 of the Agreement:

The term of this Agreement shall expire on May 29, 2012, the fifth (5th) annual anniversary of the date on which the Company acquired Business First National Bank, which was May 29, 2007.

23.	Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Agreement.

24.
This First Amendment may be entered into in one or more counterparts, all of which shall be considered one and the same instrument, and it shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

25.	Except as herein amended, the Agreement shall remain in full force and effect.

26.	This First Amendment shall be governed by and construed in accordance with the laws of the State of California.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ATTEST:	HERITAGE OAKS BANK
/s/ Lorraine R. Williams	/s/ Lawrence P Ward
	Its:	President and CEO
Print name:	Lawrence P Ward

ATTEST:	HERITAGE OAKS BANK
/s/ Lorraine R. Williams	/s/ Lawrence P Ward
	Its:	President and CEO
Print name:	Lawrence P Ward

THE EXECUTIVE

/s/ Lorraine R. Williams	/s/ Joanne Funari
Witness	Joanne Funari